--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                                  June 7, 2001


                                 Lantronix, Inc.
                                 ---------------
             (Exact name of registrant as specified in its charter)



         Delaware                     333-37508               33-0362767
----------------------------          ---------               ----------
(State or other jurisdiction         (Commission             (IRS Employer
    of incorporation)                File Number)          Identification No.)

                             15353 Barranca Parkway
                                   Irvine, CA
                                     92618
                    (Address of Principal Executive Offices)
                                   (Zip Code)

       Registrant's telephone number, including area code: (949) 453-3990
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)


--------------------------------------------------------------------------------

Item 2.  Acquisition or Disposition of Assets

     On June 7, 2001, Lantronix, Inc. ("Lantronix") and Lightwave Communications, Inc. ("Lightwave") announced they had entered into an Agreement and Plan of Reorganization, dated June 7, 2001 (the "Merger Agreement") whereby Lantronix through its wholly owned subsidiary, LWC Acquisition Corporation, would acquire Lightwave. Under the terms of this acquisition, Lightwave stockholders will receive $12,000,000 in cash and 3,428,571 shares of the Registrant's common stock. The Registrant also assumed 870,513 stock options issued to Lightwave employees. Lantronix also paid off approximately $6.7 million of debt to a creditor of Lightwave. The merger contemplated by the Merger Agreement became effective as of June 8, 2001.

     A copy of the Agreement and Plan of Reorganization, excluding the annexes, schedules and exhibits thereto, is included herein as Exhibit 2.1, a copy of the Investor Rights Agreement is included herein as Exhibit 2.2, and a copy of the press release with respect to this transaction is included herein as Exhibit
99.1. Such Agreement and Plan of Reorganization and press release are incorporated by reference into this Item 2.

Item 7.   Financial Statements and Exhibits

    (a)   Financial Statements of business acquired

          The following financial statements of Lightwave are included in this report:

          Audited balance sheets of Lightwave as of March 31, 2000 and 2001, and the related statements of income and retained earnings and cash flows for the years ended March 31, 2000 and 2001.

    (b)   Pro forma financial information

          The following unaudited pro forma condensed financial information is being filed herewith:

          Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2001

          Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended June 30, 2000, and the nine months ended March 31, 2001.

    (c)   Exhibits

          The following exhibits are filed herewith:

          2.1 Agreement and Plan of Reorganization, dated June 7, 2001, by and among Lantronix, Inc., LWC Acquisition Corporation, Lightwave Communications, Inc. and David B. Cheever, Peter T. Henderson, Ross D. Capen, Kevin F. Keefe and Michael L. Canestri.

          2.2 Investor Rights Agreement, dated June 7, 2001 among Lantronix, Inc. and David B. Cheever, Peter T. Henderson, Ross D. Capen, Kevin F. Keefe and Michael L. Canestri.

         23.1  Consent of Independent Accountants

         99.1 Text of Press Release, dated June 7, 2001, titled "Lantronix, Inc. Signs Definitive Agreement to Acquire Lightwave Communications."

                         LIGHTWAVE COMMUNICATIONS, INC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Lightwave Communications, Inc.

   In our opinion, the accompanying balance sheets at March 31, 2000 and 2001, and the related statements of income and retained earnings and of cash flows for the years then ended present fairly, in all material respects, the financial position of Lightwave Communications, Inc. (the "Company") at March 31, 2000 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
April 20, 2001

                         LIGHTWAVE COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                            March 31, 2000 and 2001

                                                             2000       2001
                                                          ---------- ----------
                         ASSETS
Current Assets
  Cash and cash equivalents.............................. $  168,630 $  141,743
  Accounts receivable, less allowance for doubtful
   accounts of $40,000 and $65,000, respectively.........  2,430,999  3,329,625
  Inventories............................................  2,511,230  5,450,690
  Prepaid expenses and other current assets..............      3,704      2,886
                                                          ---------- ----------
    Total current assets.................................  5,114,563  8,924,944
  Property, plant and equipment, net.....................    201,283    244,630
                                                          ---------- ----------
    Total assets......................................... $5,315,846 $9,169,574
                                                          ========== ==========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Revolving credit facility.............................. $1,050,000 $2,950,000
  Notes payable to officers..............................  1,844,250  1,505,625
  Accounts payable.......................................    739,845    640,188
  Accrued liabilities....................................    530,935    411,367
                                                          ---------- ----------
    Total current liabilities............................  4,165,030  5,507,180
                                                          ---------- ----------
Commitments (Notes 6, 9 and 10)
Shareholders' equity
  Common stock, no par value, 15,000 shares authorized;
   1,450 shares issued and outstanding...................      1,000      1,000
  Retained earnings......................................  1,149,816  3,661,394
                                                          ---------- ----------
    Total shareholders' equity...........................  1,150,816  3,662,394
                                                          ---------- ----------
    Total liabilities and shareholders' equity........... $5,315,846 $9,169,574
                                                          ========== ==========

   The accompanying notes are an integral part of these financial statements.

                         LIGHTWAVE COMMUNICATIONS, INC.

                  STATEMENTS OF INCOME AND RETAINED EARNINGS
                      Years ended March 31, 2000 and 2001

                                                          2000         2001
                                                       -----------  -----------
Net sales............................................. $14,010,474  $19,741,645
Costs of goods sold...................................   5,472,179    7,784,788
                                                       -----------  -----------
    Gross profit......................................   8,538,295   11,956,857
  Selling, general and administrative expenses........   7,503,036    8,988,088
                                                       -----------  -----------
    Operating income..................................   1,035,259    2,968,769
Other income (expense)................................
  Interest expense which includes related party
   interest of $154,030 and $167,891 for the years
   ended March 31, 2000 and 2001, respectively........    (231,082)    (387,306)
  Loss from abandonment of leasehold improvements.....         --       (32,286)
  Interest income.....................................      12,134       11,401
                                                       -----------  -----------
    Income before provision for state income taxes....     816,311    2,560,578
Provision for state income taxes......................      75,392       49,000
                                                       -----------  -----------
    Net income........................................     740,919    2,511,578
Retained earnings, beginning of year..................     408,897    1,149,816
                                                       -----------  -----------
Retained earnings, end of year........................ $ 1,149,816  $ 3,661,394
                                                       ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                         LIGHTWAVE COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                      Years ended March 31, 2000 and 2001

                                                         2000         2001
                                                      -----------  -----------
Cash flows from operating activities
  Net income......................................... $   740,919  $ 2,511,578
                                                      -----------  -----------
  Adjustments to reconcile net income to net cash
   used in operating activities:
    Depreciation and amortization....................      53,780       76,645
    Loss from abandonment of leasehold improvements..         --        32,286
    Changes in assets and liabilities
      Increase in accounts receivable, net...........  (1,122,375)    (898,626)
      Increase in inventories........................  (1,269,085)  (2,939,460)
      Decrease in prepaid expenses and other current
       assets........................................       2,743          818
      Decrease in deferred taxes.....................      14,392          --
      Increase (decrease) in accounts payable and
       accrued liabilities...........................     697,158     (219,225)
                                                      -----------  -----------
        Total adjustments............................  (1,623,387)  (3,947,562)
                                                      -----------  -----------
        Net cash used in operating activities........    (882,468)  (1,435,984)
                                                      -----------  -----------
Cash flows from investing activities
  Capital expenditures...............................     (78,130)    (152,278)
                                                      -----------  -----------
    Net cash used in investing activities............     (78,130)    (152,278)
                                                      -----------  -----------
Cash flows from financing activities
  Net borrowing under revolving credit facility......     685,000    1,900,000
  Net (repayments) borrowings on notes payable to
   officers..........................................     194,125     (338,625)
                                                      -----------  -----------
    Net cash provided by financing activities........     879,125    1,561,375
                                                      -----------  -----------
Net decrease in cash and cash equivalents............     (81,473)     (26,887)
Cash and cash equivalents at beginning of year.......     250,103      168,630
                                                      -----------  -----------
Cash and cash equivalents at end of year............. $   168,630  $   141,743
                                                      ===========  ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest......................................... $   231,082  $   369,710
    Income taxes.....................................         --         2,044

   The accompanying notes are an integral part of these financial statements.

                        LIGHTWAVE COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                            March 31, 2000 and 2001

1. Organization and Nature of Operations

   Lightwave Communications, Inc. (the "Company") was incorporated on March 7, 1994. The Company is principally engaged in the design, manufacture and sale of computer peripheral devices which significantly enhance the video display capabilities of existing computer workstations.

   The Company's revenues are concentrated in selling a broad line of networking equipment and embedded software to resellers and end users and are derived from various locations throughout the United States and various other countries.

2. Summary of Significant Accounting Policies

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents.

 Inventories

   Inventories are carried at the lower of cost (determined by the first-in, first-out method) or market value.

 Property, Plant and Equipment

   Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful life of the assets ranging from 3 to 15 years. Leasehold improvements are amortized over the useful lives of the assets or the life of the lease. The costs of assets, retired or sold, are removed from the accounts and any gain or loss on disposition is included in income for the period.

 Income Taxes

   The Company records income tax expense for state income taxes. The Company accounts for state income taxes on the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes". Under the asset and liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are subject to a valuation allowance to reduce them to net realizable value.

   Beginning on January 1, 1997, the Company converted from a C Corporation to an S Corporation under the Internal Revenue Code. Accordingly, federal income taxes are the responsibility of the shareholders and are not recorded in the accompanying financial statements. Also, see Note 5 with respect to state income taxes.

                         LIGHTWAVE COMMUNICATIONS, INC.

                            March 31, 2000 and 2001


 Revenue Recognition

   Revenue is recognized upon shipment of the related products. Additionally, the Company provides its customers with a one year product warranty. Customers may purchase extended warranty coverage for periods of one or three years. The Company recognizes the revenue from extended warranty programs it offers over the one or three year period the warranty covers. Cash received in advance of the warranty period is treated as deferred revenue which is included in accounts payable and accrued liabilities in the accompanying balance sheet. Neither warranty revenue nor expense were material for the years ended March 31, 2000 and 2001.

 Research and Development

   Research and development costs consist mainly of engineering salaries and are charged to expense as incurred. The related expenses are included in selling, general and administrative expenses on the income statement.

 Concentration of Credit Risk

   The Company's banking activity is normally conducted with regional banks and, from time to time cash balances exceed federal insurance limits.

   Financial instruments which subject the Company to credit risk are principally accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

   For the year ended March 31, 2000, one customer accounted for 5% of sales. The Company did not have any customers which comprised more than 5% of sales for the year ended March 31, 2001.

 Reclassification

   Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

3. Inventories

   Inventories consisted of the following at March 31, 2000 and 2001:

                                                             2000       2001
                                                          ---------- ----------
   Raw materials......................................... $1,090,128 $3,537,130
   Work-in-process.......................................  1,120,960  1,017,232
   Finished goods........................................    300,142    896,328
                                                          ---------- ----------
                                                          $2,511,230 $5,450,690
                                                          ========== ==========

4. Property, Plant and Equipment

   Property, plant and equipment consisted of the following at March 31, 2000 and 2001:

                                                             2000       2001
                                                           ---------  ---------
   Leasehold improvements................................. $  51,934  $   3,743
   Machinery and equipment................................   280,699    404,802
   Furniture and fixtures.................................    39,307     44,844
   Computer software......................................       --      13,908
                                                           ---------  ---------
                                                             371,940    467,297
   Less: Accumulated depreciation and amortization........  (170,657)  (222,667)
                                                           ---------  ---------
                                                           $ 201,283  $ 244,630
                                                           =========  =========

   In connection with the Company's relocation to a new facility during fiscal year 2001, leasehold improvements at the previous facility were abandoned, resulting in a loss of $32,286 included in other expense in the accompanying statement of income and retained earnings.


                         LIGHTWAVE COMMUNICATIONS, INC.

                            March 31, 2000 and 2001


5. State Income Taxes

   The current provision for income taxes consists of state taxes of $75,392 and $49,000 for the years ended March 31, 2000 and 2001, respectively.

   The State of Connecticut is phasing out the corporate income tax for Subchapter S corporations. The last period that Subchapter S corporations will be subject to the Connecticut corporate tax on income will be the calendar year 2000. The Company will not realize a deferred tax benefit or expense from temporary differences or net operating loss carryforwards that are settled after the year 2000.

6. Related Party Transactions

   The Company leases certain office space, including furniture and equipment, from a partnership whose partners are also the officers and shareholders of the Company (See Note 10).

7. Revolving Credit Facility

   The Company maintains a Demand Loan Revolving Credit Line facility with a bank (the "Revolver") which permits borrowings up to $3,000,000 through November 27, 2000 at which time the maximum borrowings were increased to $4,000,000. At March 31, 2001, $2,950,000 was outstanding under this facility bearing interest at 8%. Advances under the facility are based on 80% of eligible accounts receivable and 50% of inventory. As of March 31, 2001, the available amount under this Revolver was $1,050,000. This Revolver is collateralized by substantially all of the assets of the Company and is subject to personal guarantees by the officers and shareholders. Under the Revolver, the Company is required to comply with various financial covenants all of which were met at March 31, 2001. No commitment fees are due on unused portions of the Revolver.

   The Company also has loans totaling $1,505,625 at March 31, 2001 with all five officers and shareholders of the Company. The loans bear interest at 10.75% and are payable on demand.

8. Profit-Sharing Plan

   The Company has a 401(k) profit-sharing plan for employees subject to certain age and service requirements. Eligible participants may contribute a percentage of their salary within limits established by the Internal Revenue Code. The profit-sharing portion of the plan is discretionary. Company contributions made to the plan for the years ended March 31, 2000 and 2001 totaled $250,574 and $275,059, respectively.

                         LIGHTWAVE COMMUNICATIONS, INC.

                            March 31, 2000 and 2001


9. Commitments

   The Company leases certain furniture and equipment from the related party owned 100% by the five officers and shareholders of the Company described in
Note 6. Minimum lease payments for the next 5 years under these noncancelable leases are as follows:

     2002.............................................................. $131,233
     2003..............................................................  114,807
     2004..............................................................   97,363
     2005..............................................................   96,354
     2006..............................................................   30,952

   The Company leases its office space and operating facility from the same related party for $50,000 per month under a cancelable lease. The Company also leased its previous facility from the same related party. Rent expense for these facilities for the years ended March 31, 2000 and 2001 was $224,526 and $563,256, respectively.

   The Company is a guarantor for a loan of approximately $2.6 million of this related party entity, the proceeds of which were used to construct the facility currently being leased.

10. Subsequent Events (Unaudited)

   Effective June 8, 2001, the Company was acquired by Lantronix, Inc. for a combination of cash and stock.

             Unaudited Pro Forma Condensed Combined Balance Sheet
                                March 31, 2001
                                (In thousands)

                                      Historical
                                 ----------------------        Pro Forma      Pro Forma
                                 Lantronix    Lightwave       Adjustments     Combined
                                 ---------    ---------       -----------     ---------
ASSETS
Current assets:
Cash and cash equivalents        $ 22,117     $    142        $(12,000) (e)   $  5,803
                                                                (4,456) (f)
  Short-term investments           21,496            -               -          21,496
  Accounts receivable, net         10,097        3,329               -          13,426
  Inventories                       7,276        5,451               -          12,727
  Deferred income taxes             1,484            -               -           1,484
  Prepaid expenses and other
   current assets                   3,426            3               -           3,429
                                 ---------    ---------       ---------       ---------
    Total current assets           65,896        8,925         (16,456)         58,365
Property and equipment, net         4,024          245                           4,269
Intangible assets, net              7,989            -          42,338  (a)     50,327
Long-term investments               2,972            -                           2,972
Other assets                        2,247            -                           2,247
                                 ---------    ---------       ---------       ---------
    Total assets                 $ 83,128     $  9,170        $ 25,882        $118,180
                                 =========    =========       =========       =========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
  Accounts payable                $ 2,523     $    640        $      -        $  3,163
  Accrued payroll and related
   expenses                         1,427            -               -           1,427
  Other current liabilities         4,556          412           1,500  (b)      6,468
  Notes payable and credit
   facility                             -        4,456          (4,456) (f)          -
                                 ---------    ---------       ---------       ---------
    Total current liabilities       8,506        5,508          (2,956)         11,058
Deferred income taxes               1,003            -               -           1,003
Capital lease obligations,
 net of current portion                80            -               -              80
                                 ---------    ---------       ---------       ---------
    Total liabilities               9,589        5,508          (2,956)         12,141
                                 ---------    ---------       ---------       ---------

Stockholders' equity
  Common stock                          4            1              (1) (c)          4
  Additional paid-in capital       73,253            -          35,974  (d)    109,227
  Employee notes receivable          (804)           -                            (804)
  Deferred stock-based
   compensation                    (7,154)           -          (3,474) (a)    (10,628)
  Retained earnings                 8,257        3,661          (3,661) (c)      8,257
  Accumulated other
   comprehensive loss                 (17)           -                             (17)
                                 ---------    ---------       ---------       ---------
    Total stockholders' equity     73,539        3,662          28,838         106,039
                                 ---------    ---------       ---------       ---------
    Total liabilities and
     stockholders' equity        $ 83,128     $  9,170        $ 25,882        $118,180
                                 =========    =========       =========       =========

                            See accompanying notes.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 2000
                     (In thousands, except per share data)


                                                      Historical
                                              ------------------------     Pro Forma       Pro Forma
                                              Lantronix      Lightwave    Adjustments      Combined
                                              ---------      ---------    -----------      ---------
Net revenues                                    $44,975       $14,010        $     -        $58,985
Cost of revenues                                 21,500         5,472              -         26,972
                                              ---------      ---------    -----------      ---------
Gross profit                                     23,475         8,538              -         32,013
                                              ---------      ---------    -----------      ---------
Operating expenses:
       Selling, general and administrative       17,557         7,503         (2,980)  (i)   22,080
       Research and development                   3,186             -              -          3,186
       Amortization of goodwill                       -             -          6,048   (g)    6,048
       Stock-based compensation                   1,119             -          1,158   (h)    2,277
                                              ---------      ---------    -----------      ---------
       Total operating expenses                  21,862         7,503          4,226         33,591
                                              ---------      ---------    -----------      ---------
Income (loss) from operations                     1,613         1,035         (4,226)        (1,578)
Minority interest expense                           (49)            -              -            (49)
Interest and other income, net                      140          (219)             -            (79)
                                              ---------      ---------    -----------      ---------
Income (loss) before income taxes                 1,704           816         (4,226)        (1,706)
Provision for income taxes                          649            75          1,046   (j)    1,770
                                              ---------      ---------    -----------      ---------
Net income (loss)                               $ 1,055       $   741        $(5,272)       $(3,476)
                                              =========      =========    ===========      =========
Basic earnings per share                          $0.04                                      $(0.11)
                                              =========                                    =========
Diluted earnings per share                        $0.03                                      $(0.11)
                                              =========                                    =========
Weighted average shares (basic)                  29,274                                      32,703
                                              =========                                    =========
Weighted average shares (diluted)                34,178                                      32,703
                                              =========                                    =========

                            See accompanying notes.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED MARCH 31, 2001
                     (In thousands, except per share data)

                                                     Historical
                                                ----------------------      Pro Forma           Pro Forma
                                                Lantronix    Lightwave     Adjustments           Combined
                                                ---------    ---------     -----------          ---------
Net revenues                                    $  38,628     $14,882      $        -           $ 53,510
Cost of revenues                                   17,421       5,804               -             23,225
                                                ---------    ---------     -----------          ---------
Gross profit                                       21,207       9,078               -             30,285
                                                ---------    ---------     -----------          ---------
Operating expenses:
       Selling, general and administrative         17,302       7,535          (2,086)   (i)      22,751
       Research and development                     3,243           -               -              3,243
       Amortization of goodwill                       289           -           4,536    (g)       4,825
       Stock-based compensation                     2,185           -             868    (h)       3,053
                                                ---------    ---------     -----------          ---------
       Total operating expenses                    23,019       7,535           3,318             33,872
                                                ---------    ---------     -----------          ---------
Income (loss) from operations                      (1,812)      1,543          (3,318)            (3,587)
Interest and other income, net                      1,640        (350)              -              1,290
                                                ---------    ---------     -----------          ---------
Income (loss) before income taxes                    (172)      1,193          (3,318)            (2,297)
Provision for income taxes                              -          48             580    (j)         628
                                                ---------    ---------     -----------          ---------
Net income (loss)                               $    (172)   $  1,145      $   (3,898)          $ (2,925)
                                                =========    =========     ===========          =========
Basic loss per share                            $   (0.00)                                      $  (0.07)
                                                =========                                       =========
Diluted loss per share                          $   (0.00)                                      $  (0.07)
                                                =========                                       =========
Weighted average shares (basic)                    36,015                                         39,444
                                                =========                                       =========
Weighted average shares (diluted)                  36,015                                         39,444
                                                =========                                       =========

                            See accompanying notes.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

   On June 8, 2001 Lantronix, Inc. (the "Company") completed the acquisition of Lightwave Communications, Inc. ("Lightwave"), a developer of console management products. The accompanying Unaudited Pro Forma Condensed Combined Statements of Operations (the "Pro Forma Statements of Operations") for the year ended June 30, 2000 and for the nine months ended March 31, 2001 give effect to the Lightwave acquisition, accounted for as a purchase business combination, as if it had occurred on July 1, 1999. The Pro Forma Statements of Operations are based on historical results of operations of the Company for the year ended June 30, 2000 and the nine months ended March 31, 2001, and the historical results of operations of Lightwave for the year ended March 31, 2000 and the nine months ended March 31, 2001. The Unaudited Pro Forma Condensed Combined Balance Sheet (the "Pro Forma Balance Sheet") gives effect to the acquisition of Lightwave as if the acquisition had occurred on March 31, 2001. The Pro Forma Statements of Operations and the Pro Forma Balance Sheet and accompanying notes (the "Pro Forma Financial Information") should be read in conjunction with, and are qualified by reference to, the historical financial statements of the Company and Lightwave and the related notes thereto.

   The Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the Company after the acquisition of Lightwave, or of the financial position or results of operations of the Company that would have actually occurred had the acquisition of Lightwave been effected on July 1, 1999.

2. Pro Forma Assumptions

   The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of Lightwave at March 31, 2001, and is included for illustrative pro forma purposes only. The Company is in the process of obtaining an independent appraisal of the fair value of acquired in-process research and development and identifiable intangible assets as of the acquisition date. Accordingly, this allocation is preliminary and is subject to change upon the completion of the independent third party valuation. Assuming the acquisition of Lightwave had occurred on March 31, 2001, the preliminary allocation would have been as follows (in thousands):

   Assumed value of shares of the Company's common stock
    issued and employee stock options exchanged.............  $35,974
   Cash consideration.......................................   12,000
   Estimated transaction costs..............................    1,500
                                                              -------
   Estimated total acquisition costs........................   49,474
   Less: estimated fair value of net assets acquired........    3,662
                                                              -------
   Unallocated excess of acquisition costs over estimated
    fair value of net assets acquired.......................  $45,812
                                                              =======
   Preliminary allocation to:
     Goodwill...............................................  $42,338
     Deferred stock-based compensation......................    3,474
                                                              -------
                                                              $45,812
                                                              =======

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS--(Continued)

   The purchase price of Lightwave consists of $12 million in cash and 4,299,084 shares of common stock and assumed employee stock options which includes a) 3,428,571 shares of common stock and 217,628 vested employee stock options valued at $32.5 million based upon the Company's stock price at the time the companies reached agreement and the proposed transaction was announced and b) 652,885 unvested employee stock options valued at $3.5 million in accordance with FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB No. 25."

3. Pro Forma Adjustments

   The pro forma financial information reflects the following adjustments:

     a) To record the preliminary allocation of the purchase price to goodwill and deferred stock-based compensation.

     b) To accrue estimated transaction costs.

     c) To eliminate the Lightwave common stock and retained earnings accounts.

     d) To record the acquisition of Lightwave's equity securities by the issuance of the Company's common stock and assumption of employee stock options.

     e) To record cash consideration.

     f) To record cash consideration to pay the outstanding note payable and credit facility in connection with the terms of the merger agreement.

     g) To record amortization expense for goodwill over an expected estimated period of benefit of seven years.

     h) To record amortization of deferred stock-based compensation over a three year period.


     i) To reflect the difference between compensation paid to Lightwave executives under Lightwave's S-Corp status and revised compensation amounts resulting from employment agreements entered into between such executives and the Company in connection with the terms of the merger agreement.

     j) Tax effect on pro forma adjustments.

4. Earnings (Loss) per Share

   Basic and diluted earnings (loss) per share for each period is calculated by dividing pro forma net income (loss) by the shares used to calculate earnings
(loss) per share in the historical period plus the effect of the shares and options which were exchanged or assumed in connection with the acquisition of Lightwave. Potential common shares are excluded from the calculation of diluted earnings (loss) per share in a loss period, as the effect would be antidilutive.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            LANTRONIX, INC.


Date:  June 14, 2001                   By:  /s/  Steven V. Cotton
                                           ------------------------------
                                           Steven V. Cotton
                                           Chief Financial Officer

                                 EXHIBIT INDEX
                                 -------------

     2.1 Agreement and Plan of Reorganization, dated June 7, 2001 by and among Lantronix, Inc., LWC Acquisition Corporation, Lightwave
          Communications, Inc. and David B. Cheever, Peter T. Henderson, Ross D. Capen, Kevin F. Keefe and Michael L. Canestri.

     2.2 Investor Rights Agreement, dated June 7, 2001 among Lantronix, Inc. and David B. Cheever, Peter T. Henderson, Ross D. Capen, Kevin F. Keefe and Michael L. Canestri.

    23.1  Consent of Independent Accountants

    99.1 Text of Press Release, dated June 7, 2001, titled "Lantronix, Inc. Signs Definitive Agreement to Acquire Lightwave Communications."